EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Increase To Cash Dividend

Sparta, Michigan – March 4, 2019 – ChoiceOne Financial Services, Inc. announced today that its Board of Directors has declared a cash dividend on the Corporation’s common stock of $0.20 per share. The cash dividend is payable to shareholders of record as of March 15, 2019 and will be paid on March 29, 2019. The dividend declared for the first quarter of 2019 is $.02 more than the dividend paid in the fourth quarter of 2018 and is $.03 more than the adjusted dividend paid in the first quarter of 2018. The per share amount for the first quarter of 2018 has been adjusted for the 5% stock dividend paid on May 31, 2018.

“With a strong capital position and earnings, we are pleased to offer this increase in our quarterly cash dividend,” said ChoiceOne President and CEO Kelly Potes. “We are excited about our two new offices opened in the fourth quarter of 2018 and look forward to growth opportunities in our community banking franchise in new and existing markets.”

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan, and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates fourteen full service offices in parts of Kent, Muskegon, Newaygo, and Ottawa Counties in Michigan. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is publicly traded and is available on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

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EDITORS NOTE: Media interviews with ChoiceOne executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.